Exhibit 99.1

Contacts:ontacts:	Rick Berry, Chief Financial Officer
Sanders Morris Harris Group Inc.
713-993-4614

SANDERS MORRIS HARRIS GROUP REPORTS
RECORD REVENUES AND PROFITS IN 2004

HOUSTON — March 9, 2005 — Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that 2004 revenues were $121.5 million compared to $103.9 million during 2003, an increase of 17%.  2004 net income was $12.4 million or $0.68 per diluted share, compared to $10.4 million, or $0.59 per diluted share in the prior year.

The Company noted that all of its major operating groups performed well, with particular growth in its asset management and investment bank divisions.

“Sanders Morris Harris Group had a very good year,” stated Ben T. Morris, Chief Executive Officer.  “The investment climate and economy were helpful.  We also grew quite a bit organically as well as benefiting from recent acquisitions in the asset management sector.  In 2005, we think the Company is positioned to do well once again if current market conditions continue.”

The Company’s fourth quarter net income declined $0.01 per share to $0.19 from the record $0.20 in the prior year quarter.  Pretax net income rose 6%, but a higher federal income tax rate and a 6% increase in shares outstanding caused the slippage in per share net.

Sanders Morris Harris Group is a diversified financial and other professional services holding company based in Houston, Texas.  It is the largest investment banking firm headquartered in the Southwest.  It ended 2004 with assets of approximately $172 million, cash and equivalents of $21.7 million and no funded debt.  Its operating entities are Sanders Morris Harris, Charlotte Capital, Kissinger Financial Services, Pinnacle Trust Co., Salient Partners, SMH Capital Advisors and Select Sports Group.  Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the company’s service.  The company does not undertake any obligation to update or revise any forward-looking statement.

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SANDERS MORRIS HARRIS GROUP INC. Selected Condensed Operating Information (in thousands, except share and per share amounts)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income calculation:			(unaudited)
Revenues	$121,532	$103,934	$34,509	$31,208
Expenses	102,953	90,001	29,167	26,508
Net	18,579	13,933	5,342	4,700
Equity in income of limited partnerships	6,492	4,305	2,887	1,113
Minority interests	(4,176)	(1,028)	(2,050)	31
Income before income taxes	20,895	17,210	6,179	5,844
Provision for income taxes	(8,481)	(6,794)	(2,657)	(2,316)
Net income	$12,414	$10,416	$3,522	$3,528
Earnings per share
Basic earnings per share	$0.70	$0.61	$0.19	$0.20
Diluted earnings per share	$0.68	$0.59	$0.19	$0.20

Weighted average shares outstanding:
Basic	17,698,661	17,095,626	18,163,224	17,237,274
Diluted	18,302,315	17,622,443	18,805,341	17,736,445

Balance sheet data:
Cash and cash equivalents			$21,678	$32,590
Other tangible net assets			55,384	32,816
Tangible net assets			$77,062	$65,406
Shareholders’ equity			$138,784	$114,853

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